UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2013

PSS WORLD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Florida	0-23832	59-2280364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4345 Southpoint Blvd., Jacksonville, Florida 32216

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (904) 332-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On February 19, 2013, PSS World Medical, Inc. (the “Company”) held a special meeting of shareholders to consider and vote on (1) a proposal to approve the Agreement and Plan of Merger, dated as of October 24, 2012 (the “Merger Agreement”), by and among McKesson Corporation, Palm Merger Sub, Inc., and the Company; (2) a non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and (3) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Proposal 1 if there are insufficient votes at the time of the meeting to approve the Merger Agreement.

As of the close of business on January 7, 2013, which was the record date for the special meeting, 50,328,843 shares of Company common stock were issued and outstanding and entitled to vote. At the special meeting, holders of 40,304,805 shares of Company common stock were represented in person or by proxy, constituting a quorum.

Proposal 1 – Approval of the Merger Agreement and Plan of Merger

The Company’s shareholders approved the Merger Agreement, based on the following results as certified by the inspector of election:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
39,825,598	31,528	447,679	0

Proposal 2 – Advisory Vote on Executive Compensation

The Company’s shareholders approved, on a non-binding advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the merger, based on the following results as certified by the inspector of election:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
33,369,633	4,103,844	2,831,328	0

Proposal 3 – Adjournment of the Special Meeting

The Company’s shareholders approved the adjournment of the special meeting, if necessary or appropriate, based on the following results as certified by the inspector of election:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
38,151,906	2,136,156	16,743	0

However, the proposal to approve the adjournment of the special meeting was deemed moot because there were sufficient votes at the time of the special meeting to approve the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSS World Medical, Inc.
(Registrant)

February 19, 2013	/s/ Joshua H. DeRienzis
	By:	Joshua H. DeRienzis
	Its:	General Counsel and Corporate Secretary